INDEPENDENT AUDITORS' CONSENT


Board of Directors and Contract Holders
ReliaStar Bankers Security Variable Annuity Funds P and Q

We consent to the use in this Post-Effective Amendment and No. 12 to Registration Statement on Form N-4 (File No. 33-11489) of ReliaStar Bankers Security Variable Annuity Funds P and Q filed under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of our report dated February 9, 1995 on the audit of the statement of assets and liabilities and the related statement of operations and changes in net assets of ReliaStar Bankers Security Variable Annuity Funds P and Q for The USA Plan (formerly Bankers
Security Variable Annuity Funds P and Q) as of and for the year ended December 31, 1994 (not presented herein), and the accumulation unit values of the ReliaStar Bankers Security Variable Annuity Funds P and Q for The USA Plan for each of the years in the eight-year period ended December 31, 1994, appearing in the Statement of Additional Information of such Registration Statement; and to the references to our firm under the headings "Custodian and Accountants" and "Financial Statements" appearing in the Statement of Additional Information, which is part of such registration statement.

/s/ KPMG Peat Marwick LLP
Washington, D.C.

April 25, 1997